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                                                                   EXHIBIT 10.12



                        CONFIDENTIAL TREATMENT REQUESTED


                         MASTER HIGH SPEED DATA SERVICES
                                ACCESS AGREEMENT


This MASTER HIGH SPEED DATA SERVICES ACCESS AGREEMENT (this "Agreement") is entered into as of the 5th day of August 1998, by and between I(3)S INC., a Texas corporation, with an address at 1330 River Bend, Suite 600, Dallas, Texas 75247-4953 ("I(3)S"); and CABLE PLUS HOLDING COMPANY, a Washington corporation, with an address at 11400 S.E. 6th Street, Suite 120, Bellevue, Washington 98004 ("Cable Plus"); together with I(3)S being sometimes hereinafter collectively referred to as the "parties", and individually as a "party".


                                    RECITALS

WHEREAS, Cable Plus currently provides cable television programming and telephone services to multiple dwelling units ("MDUs") and their residents in several metropolitan markets throughout the United States;

WHEREAS, I(3)S provides system integration and network services, including, without limitation, high speed data services, as more specifically described in Exhibit D attached hereto and incorporated herein by reference ("HSDS"), to multiple system franchise cable operators ("MSO"), private cable operators ("PCO"), apartment owners, and real estate investment trusts ("REIT"), nationwide; and

WHEREAS, Cable Plus and I(3)S desire to provide HSDS to MDUs, current and future, served by Cable Plus in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE 1
                         REPRESENTATIONS AND WARRANTIES

1.1 REPRESENTATIONS AND WARRANTIES OF CABLE PLUS. In order to induce I(3)S to enter into this Agreement, Cable Plus represents and warrants as follows:

     (a) ORGANIZATION AND QUALIFICATION. Cable Plus is a corporation duly organized and validly existing and in good standing under the laws of the State of Washington; has all requisite power and authority to own its property and assets and to carry on its business as, and in the places where, such property and assets are owned or such business is now conducted; and is duly qualified to do business and is in good standing in every other jurisdiction in which such qualification is necessary or desirable.

     (b) TITLE. Cable Plus, its subsidiaries or affiliates, have good, valid and indefeasible title to its personal property and equipment necessary to the provision of HSDS and all such property is free and clear of all adverse

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          claims, interests and liens, except as has been heretofore disclosed in writing to I(3)S.

     (c) ENFORCEABLE OBLIGATIONS; AUTHORIZATION. This Agreement is a legal, valid and binding obligation, enforceable in accordance with its terms; the making and performance of this Agreement have been duly authorized by all necessary action; are within the power and authority of Cable Plus; will not contravene or violate any legal requirement, shareholders agreement of Cable Plus, or charters of Cable Plus; and will not result in the breach of, or constitute a default under, any agreement, instrument, judgment, license, order, franchise or permit to which Cable Plus is a party, or any of its property may be bound or affected.

     (d) PERMITS, LICENSES, ETC. Cable Plus possesses all material permits, licenses, franchises rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct the business of HSDS and carry out its responsibilities under this Agreement.

     (e) MDU PROPERTY AND OPERATING AGREEMENTS. All MDU property or operating agreements to which Cable Plus, or its subsidiaries and affiliates, are a party and that pertain to this Agreement are in full force and effect, and to Cable Plus's, its subsidiaries' and affiliates' knowledge it has not received notice of default with regard to any such MDU property or operating agreement that would adversely affect the provision of HSDS at any MDU property.

     (f) INSURANCE. Cable Plus carries insurance with reputable insurers in respect of Cable Plus' property pertaining to HSDS in such amounts and against such risks as are customarily maintained by other persons of similar size engaged in similar businesses.

     (g) RIGHT OF ACCESS: Subject to the review and approval by I(3)S of the related Right of Entry agreements in favor of Cable Plus, Cable Plus possesses the right to grant I(3)S a derivative right of entry for the provision of HSDS to the MDU properties covered by this Agreement.

     (h) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by or on behalf of Cable Plus shall survive the execution and delivery of this Agreement, and any investigation at any time made by or on behalf of I(3)S shall not diminish its rights to rely thereon.

1.2 REPRESENTATIONS AND WARRANTIES OF I(3)S. In order to induce Cable Plus to enter into this Agreement, I(3)S represents and warrants as follows:


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     (a)  ORGANIZATION AND QUALIFICATION. I(3)S is a Texas corporation duly organized and validly existing and in good standing under the laws of the State of Texas; has all requisite power and authority to own its property and assets and to carry on its business as, and in the places where, such property and assets are owned or such business is now conducted; and is duly qualified to do business and is in good standing in the State of Texas and in every other jurisdiction in which such qualification is necessary or desirable.

     (b) NO DEFAULTS. I(3)S is not in default under any instrument or agreement existing as of the date hereof which I(3)S is bound that may adversely affect its ability to perform its obligations under this Agreement; and no default hereunder has occurred and is continuing.

     (c) TITLE. I(3)S has good, valid and indefeasible title to its property that pertains in any way to HSDS, and all such property is free and clear of all adverse claims, interests and liens, except as has been heretofore disclosed in writing to Cable Plus.

     (d) ENFORCEABLE OBLIGATIONS; AUTHORIZATION. This Agreement is a legal, valid and binding obligation of I(3)S, enforceable in accordance with its terms; the making and performance by I(3)S of this Agreement have been duly authorized by all necessary action; are within the power and authority of I(3)S; will not contravene or violate any legal requirement, shareholders agreement of I(3)S, or articles of incorporation or bylaws of I(3)S; and will not result in the breach of, or constitute a default under, any agreement, instrument, judgment, license, order, franchise or permit to which I(3)S, is a party, or any of its property may be bound or affected.

     (e) PERMITS, LICENSES, ETC. I(3)S possesses all material permits, licenses, franchises rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct the business of HSDS and carry out its responsibilities under the Agreement.

     (f) INSURANCE. I(3)S carries commercial general liability insurance (including premises/operations liability, independent contractors liability, contractual liability, products liability, completed operations liability, broad form property damage liability, personal injury liability and extended bodily injury and death coverage) in a minimum amount of Two Million ($2,000,000) per occurrence and Two Million ($2,000,000) of the Agreement aggregate combined single limit for bodily injury or death, personal injury or property damage. I(3)S shall name Cable Plus as an additional insured under these policies for claims related to Cable Plus's acts under this Agreement.

     (g) I(3)S LICENSES. I(3)S possesses all requisite licenses from third parties necessary to provide HSDS to Cable Plus MDU properties and their residents.

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     (h)  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by or on behalf of I(3)S shall survive the execution and delivery of this Agreement, and any investigation at any time made by or on behalf of Cable Plus shall not diminish its rights to rely thereon.


                                    ARTICLE 2
                                      TERM

TERM. This Agreement shall have an initial term of three (3) years (the "Initial Term"). The Initial Term shall begin on the date that this Agreement is signed by both parties, or such other date as is mutually agreed in writing by the parties ("Effective Date"). The Initial Term may be automatically extended after the third anniversary of the Effective Date for additional one (1) year periods unless one party notifies the other party in writing not less than one hundred eighty (180) days prior to the then anniversary date of the notifying party's intent to terminate this Agreement; and further, provided, however, that the term of this Agreement shall be automatically extended to always be coterminous with the term (including any extensions thereof) of any and all individual property agreements between I(3)S and Cable Plus entered into pursuant to
Section 3.2. Notwithstanding the direction and authorization of the immediately preceding sentence, the Initial Term may be automatically extended, at the option of Cable Plus upon written notice to I(3)S, for an additional two (2) year period commencing on the third anniversary date of the Effective Date, and in such event Cable Plus shall be entitled to receive an increase of *** ** of the then Cable Plus Revenue Sharing Fee throughout the remaining term of this Agreement.

                                    ARTICLE 3
                                   EXCLUSIVITY

3.1 EXCLUSIVITY. Except as otherwise precluded herein with respect to non-disclosure and non-competition, neither Cable Plus nor I(3)S shall be precluded from entering into agreements with third parties to provide HSDS to such parties' customers thereunder. Notwithstanding the foregoing, Cable Plus shall not provide HSDS, in whole or in part, or a competitive service, directly or indirectly, to MDU properties served by I(3)S under the terms and provisions of this Agreement.

3.2 EXCLUSIVE RIGHT TO PROVIDE HSDS SERVICE. During the term of this Agreement, and any extension thereof, Cable Plus shall, subject to the non-disclosure and non-competition provisions stated herein, present to I(3)S certain additional MDU properties for consideration by I(3)S with respect to providing HSDS service to the individual MDU property. Within thirty (30) days of receipt by I(3)S of the Right Of Entry Agreements pertaining to the selected MDU properties, I(3)S shall conduct a review of the MDU property and the associated Right Of Entry Agreement and determine whether it desires to provide HSDS service. If I(3)S so elects, then unless Cable Plus, in its sole discretion, determines that it will be required to assume the cost of significantly upgrading the particular MDU property's master antennae

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     cable television system to allow for the provision of HSDS at said MDU property, Cable Plus shall grant I(3)S an exclusive right to provide HSDS to the MDU property in accordance with the terms of this Agreement beginning on the date that HSDS is available for distribution at the selected MDU property. As soon as practicable, but no more than within sixty (60) days of certification by Cable Plus that the master antennae cable television system at the particular MDU property is capable of providing HSDS, I3S will install, or cause to be installed, the required equipment and local loop circuit to provide HSDS at said MDU property.

                                    ARTICLE 4
                       AFFIRMATIVE COVENANTS OF CABLE PLUS

4.1 Cable Plus unconditionally covenants and agrees to do and perform, or cause to be done and performed, the following:

     (a) Cable Plus shall maintain its corporate existence and remain in good standing under the laws of and in every other jurisdiction in which such qualification to do business is necessary or desirable.

     (b) Cable Plus shall maintain in full force and effect all material permits, licenses, franchise rights, trademarks, trademark rights, trade names, trade name rights and copyrights, if any, which are required to conduct the business of HSDS.

     (c) Cable Plus shall maintain in full force and effect adequate insurance with reputable insurers in respect of Cable Plus's property pertaining to HSDS, in such amounts and against such risks as is customarily maintained by other persons of similar size engaged in similar businesses.

     (d) Cable Plus shall use its best efforts to assist I(3)S in providing HSDS on MDU properties mutually selected by Cable Plus and I(3)S on terms and conditions acceptable to I(3)S; which MDU properties shall be added as Riders to Exhibit A attached hereto and incorporated herein by reference for all purposes. Further, if permitted by the owner of the MDU property, Cable Plus shall cooperate in causing a Memorandum describing the existence of this Agreement (substantially in the form of Exhibit__, attached to this Agreement) to be recorded with the title for such MDU properties and all liens thereto.

     (e) As more specifically described in Exhibit B attached hereto and incorporated herein by reference, Cable Plus shall assume and timely pay (subject to any defenses and rights provided in its agreements with property owners) all operating and capital costs and expenses, if any, associated with any and all:

          (1)  Monthly recurring MDU on site cabling and wiring maintenance;
          (2)  Property owner revenue sharing, if any;
          (3)  Insurance on Cable Plus capital equipment related to HSDS;


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          (4)  Cable Plus-specific training for HSDS;
          (5)  MDU property cabling and wiring upgrades;
          (6) Adequate on-site MDU space for the installation and maintenance of I(3)S equipment;
          (7) Monthly customer service representatives (non-I(3)S personnel), as necessary, at Cable Plus's discretion; and
          (8) Any leasing agent sales commissions, as previously mutually agreed to in writing between I(3)S and Cable Plus.

                                    ARTICLE 5
                          AFFIRMATIVE COVENANTS OF I(3)S

5.1 I(3)S covenants and agrees to do and perform, or cause to be done and performed, the following:

     (a) I(3)S shall maintain its corporate existence and remain in good standing under the laws of the State of Texas and in every other jurisdiction in which such qualification to do business is necessary or desirable.

     (b) I(3)S shall not become in default under any instrument or agreement I(3)S is bound that may adversely affected its ability to perform its obligations under this Agreement.

     (c) I(3)S shall possess and maintain good, valid, indefeasible and marketable title to its property that pertains in any way to HSDS, and all such property shall remain free and clear of any adverse claims, interests and liens, except as has been heretofore disclosed in writing to Cable Plus.

     (d) I(3)S shall maintain in full force and effect all material permits, licenses, franchise rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct the business of HSDS.

     (e) As more specifically described in Exhibit C attached hereto and incorporated herein by reference, I(3)S shall assume and pay all operating and capital costs and expenses associated with any and all:

          (1) Non-recurring and monthly recurring private Internet exchange points;
          (2)  Non-recurring and monthly recurring switch maintenance;
          (3)  Non-recurring and monthly recurring POP transport;
          (4) Non-recurring and monthly recurring Dallas network operations center costs (including installation costs);
          (5) Customer support IP technicians and engineers (NOC, Help Desk and field personnel);
          (6)  I(3)S-specific training;
          (7)  Insurance on I(3)S capital equipment;
          (8)  I(3)S-specific travel and entertainment;


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          (9)  Switch site equipment (including installation costs);
          (10) Peering point routers;
          (11) Private Internet exchange point hardware (including installation costs);
          (12) I(3)S network infrastructure equipment;
          (13) Transport facilities;
          (14) Backbone transport facilities;
          (15) Peering interconnection facilities;
          (16) Non-recurring and monthly recurring local loop costs;
          (17) Non-recurring and monthly recurring property maintenance (LCE, Router, DSU/CSU);
          (18) Non-recurring and monthly recurring IP headend maintenance;
          (19) CSR platform and services (non-Cable Plus);
          (20) Internet browser platform user license;
          (21) MDU property IP equipment (LCE, Router, DSU/CSU);
          (22) IP master headend equipment;
          (23) Non-recurring local loop transport costs;
          (24) Customer billing and collections;
          (25) HSDS marketing and promotion;
          (26) Any leasing agent sales commissions, as mutually agreed to between I(3)S and Cable Plus; and
          (27) Costs associated with operation and maintenance of I(3)S' equipment at the MDU.


                                    ARTICLE 6
             DESCRIPTION OF HIGH SPEED DATA SERVICES PROVIDED BY I(3)S

6.1 DESCRIPTION OF HSDS. During the term of this Agreement, I(3)S shall provide, to the MDU properties mutually agreed by the parties and identified in Exhibit A as amended from time to time, the HSDS, in whole or in part, more particularly described and set forth in Exhibit D. Unless I(3)S and Cable Plus have theretofore agreed to compensate Cable Plus in connection with the provision of additional HSDS residential subscriber access services other than those set forth in Exhibit D attached hereto ("Non-HSDS Subscriber Access Services"), pursuant to good faith negotiations between the parties, I3S shall not directly provide, market or promote to any MDU properties identified in Exhibit A Non-HSDS Subscriber Access Services on a revenue basis, including telephony, cable television or alarm services in any form, whether transmitted over the Internet or otherwise without prior written consent of Cable Plus, which consent shall not be unreasonably withheld.

                                    ARTICLE 7
                   DEFINITION OF HSDS SERVICE LEVEL STANDARDS

7.1 DEFINITION OF HSDS SERVICE LEVEL STANDARDS. Subject to the conditions, qualifications and limitations set forth herein, including, without limitation, those set forth in Exhibit E attached hereto and incorporated herein by reference, during



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     the term of this Agreement, I(3)S shall offer, or cause to be offered, the more stringent of the service level standards pertaining to various aspects of HSDS, as more particularly described and set forth in Exhibit E, or those service level standards required by law or promulgated by applicable industry standard setting bodies. At all times, the property owner of any MDU property served by I(3)S pursuant to this Agreement shall be a third party beneficiary of this Agreement for the purpose of enforcing the obligations of I(3)S as stated herein.


                                    ARTICLE 8
             REVENUE ALLOCATION; CUSTOMER ACCESS PRICING; BRANDING

8.1 REVENUE ALLOCATION. All monthly HSDS revenue generated by customers under the Agreement shall be collected by I(3)S throughout the term of the Agreement; provided, however, that, by the fifteenth (15th) day of each month I(3)S shall pay Cable Plus a revenue sharing fee ("Cable Plus Revenue Sharing Fee") calculated on the basis of total subscriber access revenue (exclusive of, without limitation, subscriber premise equipment installation charges, subscriber service charges, and subscriber equipment sales or leases, provided that any of the above are sums that are "passed through" at cost by or on behalf of I(3)S,) actually collected by or on behalf of Cable Plus and I(3)S for the immediately preceding month in accordance with the following table, unless Cable Plus elects to perform order taking and billing services to the subscribers, in which case a revised revenue share shall be agreed between the parties, pursuant to good faith negotiations, with Cable Plus receiving compensation commensurate with industry standards.

-------------------------------------------------------------------------------------------------------------
      Penetration on Property                Base Monthly Fee              Additional Incentive to Drive
                                                                                   Penetration

  (Sum of the total number of paying         (Percentage of Gross          (Percentage of Gross Connectivity
    subscribers per day, per month           Connectivity Revenue)                   Revenue)
divided by the number of apartment units
            on property)
-------------------------------------------------------------------------------------------------------------
0% to 10%                                              *                                  *
-------------------------------------------------------------------------------------------------------------
Greater than 10% to 15%                                *                                  *
-------------------------------------------------------------------------------------------------------------
Greater than 15% to 20%                                *                                  *
-------------------------------------------------------------------------------------------------------------
Greater than 20% to 30%                                *                                  *
-------------------------------------------------------------------------------------------------------------
Greater than 30% to 40%                                *                                  *
-------------------------------------------------------------------------------------------------------------
Greater than 40%                                       *                                  *
-------------------------------------------------------------------------------------------------------------

     I(3)S agrees to make and to maintain such books, records and accounts as are necessary to verify the Cable Plus Revenue Sharing Fee and the payments due Cable Plus under this Agreement. A certified public accountant selected by Cable Plus may upon reasonable notice and during normal business hours inspect the records of I(3)S on which the payments to Cable Plus are based. The expense of any such audit shall be born by Cable Plus, except that I(3)S shall, within thirty (30) days of completion of the audit, reimburse Cable Plus for the expense of any such audit that discloses that Cable Plus has been underpaid in the amount of five percent (5%) or


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     more of the total amount of payments due under this Agreement for any period Cable Plus in its discretion identifies.

8.2 CUSTOMER ACCESS PRICING; MARKET PLANS. With the intent to increase HSDS penetration at each MDU served under this Agreement, upon reasonable approval by Cable Plus of any changes in the price schedule, I(3)S shall establish the price at which access to the HSDS is made available to customers and end-users; provided that, at all times I(3)S shall provide its services at prices that are competitive for similar services being generally offered in the same geographical area. With respect to all marketing plans pertaining to HSDS, said marketing plans shall be mutually established by Cable Plus and I(3)S.

8.3 BRANDING. With respect to HSDS, and the promotion thereof, I(3)S and Cable Plus shall mutually establish the brand names, logos, labels, trademarks, service marks and other such identifying promotional characteristics pertaining to the same throughout the term of this Agreement. Promotional materials shall be co-branded with the trademarks of each party and both parties shall participate in developing the marketing plans for the HSDS to be provided at the MDU properties covered hereby. Promotional materials under this Section shall be subject to review and approval of both parties.


                                    ARTICLE 9
                        SPECIFIC HSDS SOFTWARE WARRANTIES

9.1 OWNERSHIP; AUTHORITY. I(3)S represents and warrants that the software utilized hereunder (collectively, the "Products") are free and clear of all liens and encumbrances, and that it has full power and authority to utilize the rights granted to it with respect to such Products without the consent of any other person or that such consent has been obtained, and that to the knowledge of I(3)S the Products utilized hereunder will not infringe or violate any copyright, trade secret, trademark, patent or other intellectual property rights of any third party.

9.2 COMPLIANCE WITH APPLICABLE LAWS. Each party represents and warrants that the services performed by such party pursuant to this Agreement shall be in compliance with all applicable federal, state, county, and municipal laws, rules and regulations.


                                   ARTICLE 10
                                 INDEMNIFICATION

10.1 INTELLECTUAL PROPERTY RIGHTS INDEMNIFICATION. I(3)S shall defend, indemnify and hold harmless Cable Plus, its directors, officers, shareholders, employees and agents and its successors and assigns, from and against any and all claims, demands, actions, liabilities, losses, damages and expenses, including, without limitation, settlement costs and reasonable attorneys' fees, arising out of or relating


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     to any actual or alleged infringement of any third party's trade secrets, trademark, service mark, copyright, patent or other intellectual property rights (the "Intellectual Property Rights") in connection with the use of said Intellectual Property Rights under or related to this Agreement. I(3)S' obligation pursuant to the immediately preceding sentence is subject to the following conditions: (i) Cable Plus shall give I(3)S prompt written notice of all actions, claims or threats against Cable Plus of infringement or violation of Intellectual Property Rights; (ii) Cable Plus shall permit I(3)S to elect to assume complete control of such claims at its sole discretion and expense; and (iii) Cable Plus shall cooperate fully with I(3)S in defending against claims, including making known or available to the indemnifying party, upon reimbursement of all costs associated with provision or reproduction of, all records and document pertaining to claims.


10.2 CROSS INDEMNIFICATION FOR OBLIGATIONS UNDER THIS AGREEMENT. Each Party hereby agrees to indemnify, defend and hold harmless the other party and each of its officers, directors, employees and agents from any and all damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, arising out of, under or in connection with the indemnitor party's duties, obligations, actions or performance under this Agreement. Whenever a claim shall arise for indemnification under this Section, the relevant indemnitee, as appropriate, shall promptly notify the indemnifying party and request the indemnifying party to defend the same. Failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability that the indemnifying party might have, except to the extent that such failure prejudices the indemnifying party's ability to defend such claim. The indemnifying party shall have the right to defend against such liability or assertion, in which event the indemnifying party shall give written notice to the indemnitee of acceptance of the defense of such claim and the identity of counsel selected by the indemnifying party. Except as set forth below, such notice to the relevant indemnitee shall give the indemnifying party full authority to defend, adjust, compromise or settle such claim with respect to which such notice shall have been given, except to the extent that any compromise or settlement shall prejudice the intellectual property rights of the relevant indemnitees. The indemnifying party shall consult with the relevant indemnitee prior to any compromise or settlement that would affect the intellectual property rights or other rights of any indemnitee, and the relevant indemnitee shall have the right to refuse such compromise or settlement and, at the refusing party's or refusing parties' cost, to take over such defense, provided that in such event the indemnifying party shall not be responsible for, nor shall it be obligated to indemnify the relevant indemnitee against any cost or liability in excess of such refused compromise or settlement. With respect to any defense accepted by the indemnifying party, the relevant indemnitee shall be entitled to participate with the indemnifying party in such defense if the claim requests equitable relief or other relief that could affect the rights of the indemnitee and also shall be entitled to employ separate counsel for such defense at such indemnitee's expense. In the event the indemnifying party does not accept the defense of any indemnified claim as provided above, the relevant indemnitee shall


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     have the right to employ counsel for such defense at the expense of the indemnifying party. Each party agrees to cooperate, and to cause its employees and agents to cooperate, with the other party in the defense of any such claim, and the relevant records of each party shall be available to the other party with respect to any such defense.


                                   ARTICLE 11
                        PROTECTION OF PROPRIETARY RIGHTS

11.1 DEFINITION. During the term of this Agreement, I(3)S and Cable Plus may come into possession of information relating to each other's business which is considered confidential or proprietary (the "Confidential Information"). Confidential Information shall include, without limitation, the HSDS software and documentation, all of I(3)S's and Cable Plus's trade secrets and all know-how, design, invention, plan or process and information relating to I(3)S's and Cable Plus's respective business operations, customer lists and leads, services, products, research and development and all other similar information.

11.2 RESTRICTIONS; NON-DISCLOSURE; NON-USE. Each party shall maintain the confidentiality of such Confidential Information and not show or otherwise disclose such Confidential Information to any third parties, including, but not limited to, independent contractors and consultants, without the prior written consent of the disclosing party. Each party shall use the Confidential Information solely for purpose of performing its obligations under this Agreement. Neither party shall use or exploit, directly or indirectly, the Confidential Information of the other party. There shall be no implied license granted to the receiving party by the disclosing party to use Confidential Information by virtue of the disclosure of such Confidential Information hereunder. Each party shall indemnify and hold harmless the other party from any loss or damage the other party may sustain as a result of the wrongful use or disclosure by such party (or any employee, agent, licensee, contractor, assignee or delegate of the other party) of its Confidential Information.

11.3 AUTHORIZED DISCLOSURES. Notwithstanding the obligations described in
     Section 11.2 above, neither party shall have any obligation to maintain the confidentiality of any Confidential Information which: (i) is or becomes publicly available by other than unauthorized disclosure by the receiving party; (ii) is independently developed by the receiving party without reference to Confidential Information of the disclosing party as established by documentary evidence in the receiving party's files; or
     (iii) is received from a third party who has lawfully obtained such Confidential Information without a confidentiality restriction. If required by any court of competent jurisdiction or other governmental authority, the receiving party may disclose to such authority, data, information or material involving or pertaining to Confidential Information to the extent required by such order, provided that the receiving party shall first have notified the disclosing party, at the earliest practical opportunity, that an action seeking disclosure has been filed, and has used its best efforts to obtain a protective order reasonably satisfactory to the disclosing party sufficient to maintain the confidentiality of such data, information or materials.

11.4 LIMITED ACCESS. Each party shall limit the use and access of Confidential Information to such party's bona fide employees or agents who have a need to know such information for purposes of conducting the receiving party's business. Each party shall notify all employees and agents who have access to Confidential Information or to whom disclosure is made that the Confidential Information is the confidential, proprietary property of the disclosing party and shall instruct such employees and agents to maintain the Confidential Information in confidence.

11.5 CONTINUING OBLIGATIONS. Each party's obligations under this Article 11 shall survive the termination or expiration of this Agreement for three (3) years thereafter.

11.6 CONFIDENTIALITY OF TERMS: Unless approved in advance by the non-disclosing party, except for the existence of this Agreement, the terms and provisions of this Agreement shall remain strictly confidential and shall not be disclosed to any third party other than a party's attorneys, accountants and other professional advisers.


                                   ARTICLE 12
                     DEFAULT; EARLY TERMINATION; EXPIRATION

12.1 DEFAULT. Upon the occurrence of any of the following events, a party shall be deemed to be in default under this Agreement:

     (a) Material breach of any warranty or misrepresentation by the defaulting party;

     (b) Material failure to perform the defaulting party's obligations hereunder, including with respect to I(3)S its failure to (i) maintain the service standards set forth in Section 7.1 hereof, and (ii) make the payments to Cable Plus set forth in Section 8.1 hereof.

     (c) The defaulting party's ceasing to conduct business in the normal course, insolvency, the making of a general assignment for the benefit of its creditors, suffering or permitting the appointment of a receiver or similar officer for its business or assets or availing itself of, or becoming subject to, any proceeding under the United States Federal Bankruptcy Laws or any federal or state statute relating to solvency or the protection of the rights of creditors; or

     (d) Making of any warranty, representation, statement or response in connection with this Agreement which was untrue in any material respect on the date it was made by the defaulting party.

12.2 REMEDIES. In the event the defaulting party fails to cure any default set forth hereunder for a period of ninety (90) days after written notice of such default by the non-defaulting party, the non-defaulting party may terminate this Agreement without further obligation on the part of the non-defaulting party, and pursue any claims at law or in equity against the defaulting party.

12.3 FAILURE TO EXERCISE REMEDY. The remedies set forth above are cumulative, but the non-defaulting party is under no obligation to exercise any such remedy. The exercise of, or failure to exercise, any such remedies shall not prevent any future exercise of the same or any other remedies or release the defaulting party from its obligations under this Agreement.

12.4 EFFECT OF TERMINATION. In the event of termination or expiration of any of Cable Plus's Right Of Entry Agreements at MDU properties identified in Exhibit A, I(3)S' derivative right of entry through Cable Plus to provide HSDS with respect to that individual MDU property may be terminated by the owner of said MDU property. Cable Plus and I(3)S shall then cooperate to establish terms under which the parties will continue to jointly provide delivery of HSDS) at such MDU property. If, after ninety (90) days, the parties are unable to establish mutually acceptable terms, I(3)S shall not be precluded from entering into an agreement with the owner of said MDU property for the continued delivery of HSDS.

12.5 CABLE PLUS'S RESTRICTION AFTER INITIAL TERM EXPIRATION. In the event that this Agreement is not extended and expires by its terms upon the expiration of the Initial Term, and I(3)S is not then in default hereunder, then, for a period of two (2) years thereafter, Cable Plus shall be precluded, by itself or through an affiliate, from providing any HSDS that utilizes (i) the specific technology platform then being utilized by I(3)S at the date of expiration of this Agreement at the MDU properties covered by this Agreement on the date of expiration, or (ii) any technology introduced by I(3)S to Cable Plus during the term of this Agreement.


12.6 I(3)S' RESTRICTION AFTER INITIAL TERM EXPIRATION. In the event that this Agreement is not extended and expires by its terms upon the expiration of the Initial Term, and Cable Plus is not then in default hereunder, then, for a period of two (2) years thereafter, I(3)S shall be precluded, by itself or through an affiliate, from providing HSDS, cable television or telecommunications services at the MDU properties covered by this Agreement on the date of expiration.


12.7 REMOVAL OF HSDS EQUIPMENT. Upon termination of this Agreement, I(3)S shall have the option, but not the obligation, of removing within one hundred twenty (120) days of termination, at I(3)S' expense, any and/or all of the equipment associated with the provision of HSDS at the MDU properties then subject to termination hereunder, but in no event shall I(3)S remove any distribution wiring of said MDU properties. In connection with such removal, Cable Plus shall provide, or cause to be provided, I(3)S with reasonable access to the MDU property, and shall pay I(3)S an amount equal to the amortized value of all elements remaining on the distribution wiring and in active use at the MDU property, calculated on the basis of a seven
     (7) year amortization period. I(3)S shall restore the MDU property to the reasonable satisfaction of the owner thereof after removal of any such HSDS equipment, normal wear and tear excepted. Any portion of the HSDS equipment not removed by I(3)S from the MDU property within the stated time frame will be deemed abandoned in favor of the owner of the MDU property, and I(3)S shall no longer have any liability or responsibility in connection therewith.


                                   ARTICLE 13
                           NOTICE; PUBLIC DISCLOSURES

13.1 NOTICE. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by registered or certified mail, return receipt requested, all postage and other charges prepaid, to the respective addresses of the parties first noted above, or at such other address as may be designated by notice from such party to the other party pursuant to their terms of this section.


13.2 PUBLIC DISCLOSURES. All media releases, public announcements, and public disclosures by either party of its employees, agents or representatives relating to this Agreement or the subject matter hereof, excluding any announcement beyond the control of this disclosing party, will be approved by the non-disclosing party in writing prior to release.


                                   ARTICLE 14
                                  MISCELLANEOUS

14.1 ENTIRE AGREEMENT. This Agreement, together with the schedules, attachments and exhibits attached hereto or referred to herein, constitutes the entire Agreement and understanding among the parties hereto and is the final expression of their Agreement and no evidence of oral or other written promises shall be binding. All other prior agreements or understandings related to the subject hereof among the parties, whether written or oral, shall be null and void and of no further force and effect upon the execution of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.2 INCORPORATION BY REFERENCE. The schedules, exhibits and attachments referred to herein or attached hereto are hereby incorporated in and to this Agreement and made a part hereof by this reference.

14.3 AMENDMENT; MODIFICATION. This Agreement may not be supplemented, amended, modified or otherwise altered except by written instrument executed by all the parties hereto and no course of dealing or trade usage among or between the parties shall be effective to supplement, amend, modify or alter this Agreement.

14.4 WAIVER. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement herein shall in no way be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement, any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

14.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON.

14.6 SEVERABILITY. If any severable provision of this Agreement is deemed invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and this Agreement shall be carried out as nearly as possible according to its original terms and intent, unless to do so would substantially impair the underlying purposes of this Agreement.

14.7 CAPTIONS. The captions and headings appearing in this Agreement are included solely for convenience of reference and shall not be construed or interpreted to affect the meaning or interpretation of this Agreement.

14.8 FORCE MAJEURE. Neither party shall be responsible for any failure to comply with or for any delay in performance of the terms of this Agreement, including, but not limited to, delays in delivery, where such failure or delay is directly or indirectly caused by or results from events of force majeure beyond the control of either party. These events shall include, but not be limited to, fire, flood, earthquake, accident, civil disturbance, war, acts of God, or acts or government.

14.9 HIRING PROHIBITED. During the term of this Agreement and for a period of one (1) year thereafter, neither party shall solicit for hire or hire any employee of the other party who has directly performed services under this Agreement as a part of their employment.

14.10 PERFORMANCE REVIEW. In the event of any dispute or controversy between the parties of any kind or nature, upon the written request of either party, each of the parties will appoint a designated officer whose task it will be to meet for the purpose of resolving such dispute or controversy or to negotiate for an adjustment to any provision of this Agreement needed to resolve such dispute or controversy. Such officers will discuss the dispute or controversy and negotiate in good faith in an effort to resolve the dispute or controversy or renegotiate the applicable section or provision of this Agreement without the necessity of any formal proceeding relating thereto. No formal proceedings for the judicial or arbitrational resolution of such dispute or controversy may be commenced until either or both of the designated officers conclude in good faith that an amicable resolution through continued negotiation of the matter at issue is not likely to occur.

14.11 ARBITRATION. Except where otherwise expressly provided, the parties hereby agree to submit to arbitration any and all disputes, controversies, differences, or claims which may arise between them in relation to or out of this Agreement, or the breach thereof. Claims for failure to protect the proprietary rights of a party under this Agreement shall not be submitted to arbitration under this Section unless agreed to in writing by the parties. If the parties fail to reach an amicable settlement or earlier resolution by mutual agreement, any controversy or claim relating to this Agreement shall be submitted to final and binding arbitration pursuant to the Rules of the American Arbitration Association then in effect, by three arbitrators knowledgeable of said rules and as to industry standards. Venue for the arbitration shall be located in the state where the defending party is located applying the law of the state where the arbitration is being conducted. One arbitrator will be appointed by each party within ten (10) days of the filing of the arbitration claim and the two arbitrators shall appoint a third arbitrator within thirty
      (30) days. None of the arbitrators shall be related to or have any direct or indirect interest in I(3)S or Cable Plus. The arbitrators will be instructed to consider, in making any determination, the customary practices in the industry to the extent such practices exist. The arbitration proceeding shall commence within thirty (30) days of the selection of the arbitrators. Discovery shall be limited as deemed appropriate by the arbitrators. The arbitrators shall be authorized to provide for interim and final injunctive relief. The parties acknowledge and agree that such arbitration shall be the sole forum for such interim and final injunctive relief and the parties agree to accept and abide by such injunctive relief. The arbitrators shall have the right but not the obligation to award to the prevailing party the cost of resolving any dispute regarding this Agreement or the formation, breach, enforcement or performance hereof, including any reasonable fees of attorneys, accountants and expert witnesses incurred by the prevailing party. Punitive damages shall not be recoverable in any arbitration initiated pursuant to this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary contained herein, if, at any time an initiating party can show that it would suffer irreparable harm by following the above procedures solely because of the time that it would take to engage the arbitrators and the non-filing party will not agree to immediately appoint the arbitrators and that money damages would not be adequate to compensate it for the harm so suffered, the initiating party may apply to any court of competent jurisdiction for an order or judgment granting that party a provisional remedy, including, but not limited to, a temporary restraining order, a preliminary injunction or an attachment.

14.12 BINDING NATURE; ASSIGNABILITY. This Agreement shall be binding on the parties hereto, and their respective successors and assigns, including, without limitation, the confidentiality and non-competition provisions set forth herein. Upon prior written notice to the other party, either party may assign its rights and delegate its duties under this Agreement; provided however, that the assignee party must unconditionally assume in writing, and agree to be bound by, the right, duties and obligations of the assignor party under this Agreement. Notwithstanding the above, I(3)S shall not, without the prior written consent of Cable Plus, assign its rights or delegate its duties under this Agreement to a third party that is a direct private cable or private telephone competitor with Cable Plus.

14.13 RELATIONSHIP OF THE PARTIES. Notwithstanding anything to the contrary in this Agreement, under no circumstances will either party be deemed to be in any relationship with the other party carrying with it fiduciary or trust responsibilities. The parties do not intend for this Agreement or the relationship established thereby to be considered the formation of a joint venture or partnership between the parties for any purpose. I(3)S has the sole right to supervise, manage, contract, direct, procure, perform or cause to be performed the day-to-day work to be performed by I(3)S under this Agreement unless otherwise expressly provided herein or agreed to by the parties in writing.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written

I(3)S, INC.                                 CABLE PLUS HOLDING COMPANY

By: /s/ JIM PRICE                           By: /s/ GARY OMALLEY
   --------------------------------             --------------------------------
        Jim Price                           Printed Name:  Gary Omalley
        President                                        -----------------------
                                            Title:  SVP
                                                   -----------------------------
Date:   8-5-98                              Date:  8-4-98
     ------------------------------               ------------------------------

                                    EXHIBIT A

                               MDU PROPERTY RIDERS



     1.   MDU Property Owner/Agent: _____________________

     2.   Term of Property Agreement: _______________________

     3.   Acknowledgement by Owner of Right of HSDS Access to Property
          (Attached)

     4.   Location of MDU Property: ___________________


     5.   Contact Person/Leasing Agent:___________________

     6.   CATV/MATV Site Survey Information:



     7.   Number of Units:__________________________

     8.   Number of Buildings:________________________

     9.   Current Occupancy:__________________________

     10.  Existing Property Age or New Build: _________

                                    EXHIBIT B

                              PROPERTY NETWORK AND
                           LOCAL LOOP CHARACTERISTICS

     CABLE PLUS'S RESPONSIBILITIES:

     o Cause the cable antennae television (CATV) infrastructure at the Property to comply with FCC requirements.

     o Maintain CATV infrastructure at the Property to provide bi-directional HSDS delivery to all subscribers.

     o Cause the bi-directional CATV infrastructure to exceed the minimal operational requirements of the I(3)S HSDS system, which are:

---------------------------------------------------------- ----------------------------------
MINIMUM CATV NETWORK REQUIREMENTS                                   VALUE
        FOR i3s.net HSDS
---------------------------------------------------------- ----------------------------------
Amplitude variations inband
  Forward channel                                           5 dB total
  Return channel                                            5 dB total
---------------------------------------------------------- ----------------------------------
Group delay variation inband
  Forward channel                                           60 nsec/MHz, 240 nsec total
  Return channel                                            200 nsec/MHz, 800 nsec total
---------------------------------------------------------- ----------------------------------
Maximum tap to tap variation                                27 dB
---------------------------------------------------------- ----------------------------------
Dynamic range on receiver                                   -15 dBmV to +15 dBmV
---------------------------------------------------------- ----------------------------------
Maximum return/upstream loss                                49 dB
---------------------------------------------------------- ----------------------------------
Minimum carrier to noise                                    22 dB
---------------------------------------------------------- ----------------------------------
Minimum carrier to interference                             25 dB
---------------------------------------------------------- ----------------------------------

               Provide, or cause to be provided sufficient bandwidth within the CATV infrastructure at the Property to satisfy expected Subscriber demand for HSDS and for future expansion as Subscriber penetration on the property increases.

     Provide, or cause to be provided, proper space, security and power for data communication equipment necessary to provide Internet delivery and other data services on the property.

     Provide, or cause to be provided, an CATV drop, connection or port in each Subscriber's unit consistent with location of Subscriber's CPU and/or requested location.

               The end-to-end performance of HSDS is probabilistic and subject to anomalous short-lived usage patterns by Subscribers which will affect both the utilization of the local-loop circuits and the i3s.net national backbone from time to time.

CABLE PLUS SHALL:

     Assist in the execution of a standard ISP contract for Subscribers with terms and conditions mutually acceptable to CABLE PLUS and I(3)S.

     Designate a point of contact for I(3)S Network Operations Center (NOC) to report problems or failures during CABLE PLUS's normal business hours.

                                    EXHIBIT C

                                     GENERAL

I(3)S RESPONSIBILITIES:

     Install, maintain and operate data delivery equipment for each property offering HSDS. Installation and maintenance will meet or exceed manufacturer's specifications. CABLE PLUS will assist I(3)S with pre-installation engineering of the CATV infrastructure at the Property and site survey questionnaires, installation, testing and preparation of maintenance schedules.

     Integrate all data delivery equipment for each property into the I(3)S Element Management System portion of its Network Management Platform using SNMP and RMON. I(3)S will monitor all data delivery equipment twenty-four hours per day, seven day per week (24x7).

     Assume the cost of the acquisition of I(3)S-specified data communication equipment conforming to the I(3)S design for HSDS and necessary to provide termination and delivery of HSCS between the Subscriber and the I(3)S POP in each Market.

     Order, provision, install and maintain local loop pathways between each property and I(3)S POP in each Market with a bandwidth of not less than
     1.544 Mb/s (T1). In addition, as the number of Subscribers on each property increases, scale the local loop bandwidth so that each simultaneously active user averages approximately 1 Mb/s ninety eight percent (98%) of the time. Both parties acknowledge that Configure and operate all data delivery equipment to efficiently integrate with the rest of the I3s.net network.

                                POINT OF PRESENCE
                     FEATURES AND ESTABLISHMENT REQUIREMENTS

I(3)S RESPONSIBILITIES:

     Acquire, install and maintain data communication equipment at each POP for the termination and transmission of HSDS from properties to the i3s.net national network backbone.

     I(3)S will determine the location of its main presence in each Market to be consistent with its own operational practices (which currently include co-locating within its carrier's central offices in each Market).

          Acquire, install, maintain and operate Internet peering relationships at public and private Internet Exchange Points (EP) with other Tier 1 Internet backbone networks throughout the United States.

          Acquire, install, maintain and operate computers and software to provide Network Management and provide Internet services for Subscribers. To provide these functions, I(3)S will employ a combination of locally-distributed-to-the-POP servers as well as globally centralized servers consistent with its overall network design and operational practices.

          Order, provision, install, maintain and operate data transport/carriage pathways from each POP, EP and/or NOC with a bandwidth not less than 45 Mb/s (DS-3) interconnection. In addition, as the number of Subscribers on Market increases, scale the bandwidth so that each simultaneously active user averages approximately 1 Mb/s ninety eight percent (98%) of the time. Both parties acknowledge that the end-to-end performance of HSDS is probabilistic and subject to anomalous short-lived usage patterns by Subscribers which will affect both the utilization of the local-loop circuits and the i3s.net national backbone from time to time.




                               CUSTOMER HELP LINE
                          SERVICE AND REQUIRED FEATURES



     I(3)S Responsibilities:

     Provide toll free numbers for:

          Inquires about the HSDS product

          Ordering and scheduling installation of HSDS products

          Billing inquiries

          Initial technical support inquires


     Operate 24x7 customer service call center operation.

     Maintain sufficient customer service staff and call center capacity to connect to Subscribers within 5 minutes of call entering processing operation.

     Resolve billing issues within 24 hours 95% of time.

     Resolve property network issues within 24 hours 95% of time.

     Develop and publish escalation procedure for Help Desk and attendants related to network issues.

     Provide toll free number for:

          Technical support for all HSDS issues

          Technical support for Subscriber CPU hardware and software issues related to HSDS

          Technical support for cable modem issues

     Answer toll free line consistent with the CABLE PLUS/I(3)S service co-brand

     Operate 24x7 customer service call center operation.

     Maintain sufficient customer service staff and call center capacity to connect to Subscribers within 5 minutes of call entering processing operation.

     Resolve technical issues within 24 hours if a phone call is required 95% of time.

     Resolve technical issues within 48 hours if a truck roll is required 95% of time.

     Develop and publish escalation procedure for Help Desk and attendants related to network issues.

     Develop and publish escalation procedures for CABLE PLUS to contact regarding technical issues related to the network.

     Provide training support for CABLE PLUS's customer service representatives (train-the-trainer support).

                 SUBSCRIBERS' HARDWARE AND SOFTWARE INSTALLATION
                  SPECIFICATIONS AND INSTALLATION REQUIREMENTS

I(3)S SHALL:

     Verify that potential Subscribers' personal computers meet the I(3)S-established minimum requirements for the supplied software and the HSDS service.

     Make an appointment with each new Subscriber to meet the I(3)S installation personnel for the installation of the HSDS in the Subscriber's unit.

     Supply I(3)S with Subscribers' information required to install, provision and complete the set up of Subscribers' HSDS service. CABLE PLUS and I(3)S will jointly develop an appropriate paper-form-based system or automated system to facilitate this process.

     Verify, or cause to be verified, the CATV connection completed to the Subscriber's specified location exceeds the minimum operational requirements for the I(3)S-supplied network interface card (NIC) and the I(3)S HSDS service.

     Verify, or cause to be verified, that all CATV services function properly after I(3)S completes installation.

     Maintain a sufficient inventory of NICs for the Property and develop procedures to restock the NICs as used in Subscriber installations.

     Issue and install the required number of NICs for the service requested by the Subscriber.

     Meet the Subscriber at the Subscribers location at the scheduled time within the tolerances and limits as defined in the I(3)S Service Level Agreement. Install the required NIC(s) in the Subscriber's unit.

     Install any required TCP/IP protocols and Internet software suite in the Subscriber's personal computer.

     Offer the Subscriber a brief introduction to the HSCS to be performed at the time of installation. This introduction will include how to launch the service, how to find the training material on the i3s.net Web site, how to find the Subscriber Support Section on the i3s.net Web site and how to call for technical assistance or support.

     Obtain signatures required to verify that installation was executed properly and to the satisfaction of the Subscriber.

     Provide CABLE PLUS with a copy of the installation transaction documentation verifying that the completed installation is ready for billing. This documentation will include the cable modem delivery receipt, the ISP contract and the completed work order.

                       PROCEDURES FOR DETECTION AND NOTICE
              OF CABLE PLUS PROPERTY NETWORK OR LOCAL LOOP FAILURES

I(3)S SHALL:

     Use the CATV system, and certain network management features that it provides, to monitor the availability and quality of CABLE PLUS's property network (its CATV infrastructure at the Property).

     Report to CABLE PLUSs' designated engineering point of contact any problems observed by the I(3)S NOC in the course of operating the CATV system network management features.

     Report to CABLE PLUS's designated engineering point of contact any problems determined by Subscriber contact in the course of operating the Subscriber Help Desk.

     Offer to CABLE PLUS a read-only direct computer interface into the I(3)S CATV system's network management platform for the purposes of direct observation of the information produced by the management platform and possible enhancement of CABLE PLUS's Property network operations. If CABLE PLUS elects to implement a read-only direct-computer interface, CABLE PLUS will be responsible for all of the costs associated with such an interface.

                                    EXHIBIT D

                  DEFINITION OF HIGH-SPEED DATA SERVICES (HSDS)
                            Features and Requirements

THE I(3)S HSDS INCLUDES:

Data Network services that provide transport and peering functions to the global Internet, including, without limitation:

     o A broadband access network on MDU properties composed of one or more headend reference nodes, interfaced with an CATV distribution system at the Property and one or more network interface cards (NIC) within Subscriber PCs;

     o A local loop network that connects the headend reference node on each MDU property to the I(3)S regional point-of-presence (POP) in each metropolitan area served by I(3)S;

     o A regional point-of-presence network that connects the POP to the i3s.net national Internet backbone;

     o A national Internet backbone consisting of broadband communication facilities for the transport of data among I(3)S POPs and public and private Exchange Points where data and Internet routing information will be exchanged with other networks peered with i3s.net;

     o    A national Network Operations Center (NOC).

Certain computer services that include:

     o    Membership system for user authentication and authorities;
     o    Personalization services for customizing content to user preferences;
     o    Internet mail (SMTP and POP3);
     o Internet newsgroups (NNTP) composed of approximately 25,000 newsgroups;
     o    Internet World Wide Web (HTTP) services;
     o    Internet chat (IRC and MIRC);
     o    White-pages-style directory services;
     o    Internet locator services;
     o    Conferencing and collaboration bridges;
     o Streaming multimedia services such as Microsoft's NetShow and Progressive Network's RealMedia;
     o    Electronic commerce services.

A branded suite of client software that include:

     o    Web browser;
     o    Mail reader;
     o    News reader;
     o    Chat client;
     o    Conferencing and collaboration client;
     o    Appropriate plug-ins and ActiveX controls.

Certain customer service functions that include:

     o    A National Customer Care Center;
     o    A telephone and network-based customer help desk;
     o    A Trouble Reporting facility;
     o    A customer billing system.

Certain multimedia-rich content that showcases the capabilities of HSDS that includes:

     o    Original content created by I(3)S;
     o Aggregated content created by others but licensed by I(3)S and improved for uses in a HSDS system;
     o Aggregated content created by others but licensed by I(3)S and used unimproved.

                                    EXHIBIT E

INTRODUCTION

     This Exhibit entitled "Service Level Agreement" ("SLA") sets out operation specifications and requirements for HSDS provided by I(3)S for the residents or customers of Cable Plus (herein sometimes called "Teaming Associate"). The SLA shall encompass data services originating and terminating within the I(3)S internetwork ("i3s.net").

     The HSDS provided by I(3)S shall meet the operations specification and requirements stated herein, which are generally stated in terms of events or outcomes, rather than terms of specific hardware, software or procedural requirements. For the purposes of the SLA, i3s.net shall relate to that portion of the global Internet operated by I(3)S, originating within end users' customer premises and terminating within I(3)S computers or transported and peered at a public or private Internet Exchange Point.

     For the purposes of the SLA, a "Trouble" or "Trouble Report" shall relate to i3s.net or I(3)S provided services (or resold services), but shall exclude customer error, defects in "customer premises equipment" ("CPE"), defects in customers' computers, defects in distribution coaxial cable, defects in distribution fiber optics defects in cable television systems and network problems experienced by destination networks at or beyond Internet Exchange Points.

                            Performance Requirements

     Percent Customer Service Order Beginning Commitment Dates Timely Met

          This parameter is generally indicative of the timely beginning of work on orders from customers for new service or orders to make changes in their existing service.

          The timely beginning parameter is calculated by dividing the total Customer Service Orders begun on or before the date and clock hour promised to the customer that the service order would be started by the total number of service orders initiated in each calendar month and multiplying by 100.

          I(3)S shall exhibit greater than 90% Customer Service Order Beginning Commitment Dates Timely Met per month.


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     Percent Customer Service Order Completion Commitment Dates Timely Met

          This parameter is generally indicative of the timely completion of work on orders from customers for new service or orders to make changes in their existing service and the timely completion of those service orders.

          The timely completion parameter is calculated by dividing the total Customer Service Orders completed on or before the date and clock hour promised to the customer that the service order would be completed by the total number of service orders initiated in each calendar month and multiplying by 100.

          I(3)S shall exhibit greater than 90% Customer Service Order Completion Commitment Dates Timely Met per month.


     Percent of Network Availability

          This parameter is generally indicative of the availability of the network to transport and peer customer data at an Internet Exchange Point, or, in the event that the customer data is to be fulfilled by computers within i3s.net, generally indicative of the availability of to transport data to the I(3)S servers and the availability of the servers.

          This parameter is calculated by dividing the number of seconds that the network is available for each customer by the total number of customer-seconds in each calendar month and multiplying by 100.

          Specifically excluded from the Network Availability calculation shall be regularly scheduled maintenance windows or ad hoc maintenance windows scheduled and announced 24 hours in advance in the 13s.net Customer Support Web Site.

          Specifically excluded from the Network Availability calculation shall be periods of time where the cable television distribution plant (operated by the Teaming Associate or its designated third party operator) exceed the follow table of acceptable values:

---------------------------------------------------- ---------------------------
      AMPLITUDE VARIATION INBAND                     1 dB/MHz., 5 dB TOTAL
              UPSTREAM
---------------------------------------------------- ---------------------------
Amplitude Variation Inband Downstream                1 dB/MHz., 5 dB total
---------------------------------------------------- ---------------------------
Group Delay Variation Inband                         200 nsec./MHz., 800 nsec.
---------------------------------------------------- ---------------------------

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

------------------------------------------------ -------------------------------
Upstream                                         total
------------------------------------------------ -------------------------------
Group Delay Variation Inband Downstream          60 nsec./MHz., 240 nsec. total
------------------------------------------------ -------------------------------
Tap to Tap Level Variation                       <27 dB
------------------------------------------------ -------------------------------

          I(3)S shall exhibit greater than 98% Network Availability per month.

     Percent Customer Calls Answered within 45 Seconds by I(3)S Personnel

          This parameter is based upon the number of customers calls answered within 15 seconds by a human operator or by an ACD queue greeting during the hours of operation of the I(3)S National Customer Care Center and thereafter to be answered by a customer representative with 30 seconds. At a minimum, the I(3)S National Customer Care Center shall operate from 8:00 a.m. to 5:00 p.m. Central Time, Monday through Friday exclusive of holidays.

          This parameter is calculated by dividing the number of calls answered with 45 seconds by the total number of calls answered seconds in each calendar month and multiplying by 100.

          I(3)S shall exhibit greater than 90% of Customer Calls Answered within 45 Seconds per month.



     Percent of Trouble Reports Resolved Timely

          This parameter is related to the number of Trouble Reports resolved within the following windows:

               o For Trouble Reports received by I(3)S at the I(3)S National Customer Care Center prior to 2:00 p.m. Central Time, Monday through Friday, excepting holidays, will be cleared by the end of the next business day.

               o For Trouble Reports received by I(3)S at the I(3)S National Customer Care Center after 2:00 p.m. Central Time, Monday through Friday, excepting holidays, will be cleared by noon of the second business day thereafter.

          This parameter is calculated by dividing the total trouble reports cleared on or before the date and clock hour promised to the customer the total


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          number of Trouble Tickets cleared in each calendar month and multiplying by 100.

          I(3)S shall exhibit greater than 90% Trouble Reports Cleared Timely per month, according to the terms of this section for trouble that can be resolved by I(3)S alone.



     Percent Customer Repair Visit Appointments Met

          This parameter is related to the customer commitments made by the I(3)S National Customer Care Center for repairs that require a repair visit to customers' sites or premises.

          This parameter is calculated by dividing the total Customer Repair Visits Appointments met on or before the date and clock hour promised to the customer by the total number of Customer Repair Visit Appointments initiated in each calendar and multiplying by 100.

          I(3)S shall exhibit greater than 90% Customer Repair Commitment Met per month.



     Percent of Customer Bills Prepared Timely

          This parameter is related to the generation of Customer Bills for delivery to customers by mail, electronic mail or credit card billing.

          This parameter is calculated by dividing the number of Customer Bills generated and sent to customers within twenty (20) business days of the end of the billing cycle by the total number Customer Bills generated in each calendar month and multiplying by 100.

          I(3)S shall exhibit greater than 95% Customer Bills Prepared Timely per month.



     Percent of Customer Bills Prepared Accurately

          This parameter is related to the accuracy of Customer Bills for delivery to customers by mail, electronic mail or credit card billing.


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          This parameter is calculated by dividing the number of Customer Bills generated that do not require an adjustment due to a billing error caused I(3)S by the total number Customer Bills generated in each calendar month and multiplying by 100.

          I(3)S shall exhibit greater than 95% Customer Bills Prepared Accurately per month.

                                     REPORTS

          I(3)S shall undertake commercially reasonable efforts to provide to Teaming Associates reports within twenty (20) business days of the end of each calendar month, the reports listed below in this section, each of which may be provided separately or provided on a consolidated basis:

               A report depicting total subscribers, gross new customers and gross customers terminated separated by product tier and property.

               New service orders, Trouble Reports opened and closed or cleared as appropriate separated by date and property.

               Aggregate I(3)S National Customer Care Center data depicting the distribution of call waiting time in general and the percent calls answered and calls abandoned respectively.

               Billing summaries describing the date(s) bills were sent to customers, and the billed revenue disaggregating major categories of service.

                                    HOLIDAYS

New Years Day
Memorial Day
Memorial Day
Independence Day
Labor Day
Thanksgiving
Day after Thanksgiving
Christmas

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